Exhibit 10(xxxviii)

Effective February 4, 2000

Josef A. Mandelbaum

4285 University Parkway

Cleveland, Ohio 44118

Dear Josef:

This letter agreement (the “Agreement”) sets forth the terms and conditions on which you have agreed to serve as the President and Chief Executive Officer of AmericanGreetings.com, Inc. (the “Company”):

1.      EMPLOYMENT.

(a) POSITION. The Company employs you as its acting President and Chief Executive Officer to perform such duties for the Company or its subsidiaries as the Board of Directors (the “Board”) of the Company may from time to time assign, all upon the terms and conditions set forth in this Agreement. You will report to the Board or such other senior executive of the Company as determined by the Board. You accept such employment and agree to devote your full working time and attention to your duties for the Company and its subsidiaries, subject to the Company’s policies as in effect from time to time, and applicable law.

(b) BOARD SEAT. The Company agrees that during your service as President and Chief Executive Officer (subject to appropriate shareholder action), you shall be a member of the Board.

2.      COMPENSATION. During your employment with the Company, it shall pay you the following compensation:

(a) an annual base salary (the “Base Salary’) of $240,236 payable consistent with the Company’s payroll practices, provided, however, the Board may, from time to time in its sole discretion, change your Base Salary;

(b) an annual bonus, the target for which is 35% of your Base Salary. Your actual bonus, if any, for the then current year will be paid to you according to the annual management incentive payout schedule established by the Board for the then current year, subject to achievement of the criteria provided therein; and

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(c) additional incentive compensation, if any, in accordance with any incentive compensation plan established from time to time by the Board.

All amounts payable under this Agreement will be subject to applicable withholding, which the Company may deduct from such amounts.

3.      EQUITY. Subject to your agreement to the terms and conditions hereof and thereof, the Company shall, has granted you stock options to purchase 300,000 shares of the Company’s Class A Common Stock, at an exercise price of $7.50, subject to the standard terms and conditions under the Company’s option plan and stock option agreement, except as specifically set forth herein. You understand that no options, including vested options, may be exercised prior to the consummation of a Trigger Event (as defined below). You further understand that neither the Company nor any of its affiliates is under any obligation to effect a Trigger Event. Vesting of these shares shall be on the following vesting schedule, which, subject to the preceding sentence, is twenty percent (20%) on February 4, 2000 and twenty-percent (20%) per year on each October 20th beginning with October 20, 2000 and ending October 20, 2003 deemed to commence vesting as of October 20, 1999. The Company will promptly grant you options to purchase additional shares of its Class A Common Stock (subject to the standard terms and conditions under the Company’s option plan and stock option agreement, except as specifically modified herein) as necessary so that the total number of shares for which you have been granted options is at least equal to the number of shares for which options have been granted to any officer of equal or higher rank within the Company and at least twice the number of shares for which options have been granted to any other employee of the Company. The stock options provided for in this paragraph are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In the event that there is a “Change of Control” then, in such event and notwithstanding any shorter vesting provision contained in your option agreement, the stock options provided for in this paragraph shall fully vest. As used in this Agreement, the term “Change of Control” shall mean the consummation of:

(a) a merger involving the Company or a transfer of the Company’s stock by the Company’s stockholders pursuant to which, in either case, the stockholders of the Company immediately prior to the transaction do not continue to hold more than a fifty percent (50%) percent equity or voting interest in the successor entity (which may be the Company) other than a transaction involving only one or more Related Companies; or

(b) the sale of all or substantially all of the Company’s assets, other than a transaction involving only one or more Related Companies;

(c) any other transaction, as a result of which, the Company’s stockholder immediately prior to the transaction do not continue to hold(or, as a result of which, they give up, by contract or otherwise) the unilateral right to elect at least a majority of the Board.

As used in this Agreement, the term “merger partner” shall mean the other party to the merger in the case of a Change of Control pursuant to clause (a) of the definition american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904 thereof or the acquirer of the assets in the case of a sale of all or substantially all of the Company’s assets.

As used in this Agreement, a “Trigger Event” is (i) a Change of Control or (ii) a primary underwritten initial public offering of equity securities of the Company registered under the Securities Act of 1933 on Form S-1 (or a successor form).

As used in this Agreement, a “Related Company” is American Greetings Corporation or any direct or indirect wholly owned subsidiaries of American Greetings Corporation.

As a condition to the exercise of the stock options provided for in this section, the Company may require you to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required. Your vested stock options may only be exercised in compliance with applicable securities laws, and your stock options and any shares issued upon exercise thereof may be restricted and/or legended consistent with such requirements as determined by the Company. In no event shall the Company have any obligation to register any of its securities under the Securities Act of 1933 or otherwise. If the Company completes an initial public offering of its stock, however, it intends to register shares issuable upon the exercise of stock options on Form S-8, if the Company is then eligible to do so.

4.      EXPENSES. The Company shall reimburse you for all ordinary expenses you necessarily and reasonably incur in connection with your duties (including travel, lodging, meal, and entertainment expenses), against presentation of proper receipts or other proof of expenditure, and subject to reasonable guidelines or limitations adopted by the Company and shall reimburse you for your reasonable and actual legal expenses in connection with the negotiation of this Agreement.

5.      BENEFITS. During your employment with the Company, you shall be entitled to health, life, disability and accident insurance, vacation and paid leave, executive automobile program, in each case consistent with that currently provided to you, and entitled to participate in any and all employee benefits maintained by the Company for its executives or employees generally, including, if and to the extent maintained by the Company for its executives or employees generally, the following: profit sharing plan, bonus plan, stock option, or other benefit plan, retirement plan, insurance plans or medical expense plans, and executive automobile program (including lease payments and maintenance expenses); provided, however, that any participation by you in stock option, stock purchase and bonus plans will be in the sole discretion of the Board except as otherwise expressly provided in this Agreement or required by the terms of such plans.

6.      CERTAIN REIMBURSEMENTS. To the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws, the Company agrees to indemnify, defend, and hold you harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees and expenses relating to american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904 any acts or omissions to act in the course or scope of the duties you performed or perform on behalf of the Company or its subsidiaries while employed by it or them or serving on its Board or the board of a subsidiary and to provide indemnification and Directors and Officers liability insurance to you at least to the same extent that it provides such indemnification and insurance to the Officers and Directors of the Company. The provisions of the foregoing sentence shall survive the termination of your employment with the Company.

7.      TERMINATION OF EMPLOYMENT. Your employment with the Company under this Agreement commenced on or prior to the date hereof and shall end on the earliest date on which any of the following events may occur:

(a) your death, disability (determined as provided in the applicable disability plan adopted by the Company, or, if none, as determined by the Board) or resignation from the employ of the Company;

(b) the termination of your employment with the Company for Cause, as defined below, with notice given by the Company as provided hereinbelow;

(c) the termination of your employment with the Company without Cause, as defined below, with notice given by the Company as provided hereinbelow; or

(d) the termination of your employment with the Company by you due to a Failure by Company to Maintain Employment Conditions, with notice, given by you as provided hereinbelow.

8.      CAUSE. As used in this Agreement, the term “Cause” shall mean any of the following:

(a) your willful theft or embezzlement of funds or other property of the Company or its affiliates;

(b) a material breach by you of this Agreement;

(c) a material breach by you of any other written agreement between you and the Company or its affiliates;

(d) your conduct of a criminal nature;

(e) your fraudulent conduct in connection with the business affairs of the Company or its affiliates, regardless of whether that conduct is designed to personally enrich you or defraud the Company or others.

The existence of Cause shall be conclusively determined by the Board.

9.      FAILURE BY COMPANY TO MAINTAIN EMPLOYMENT CONDITIONS.

As used in this Agreement, the term “Failure by Company to Maintain Employment Conditions” shall mean any of the following:

(a) the assignment to you of duties materially inconsistent with your then-current level of authority or responsibilities, or any other action by the Company which results in a material diminution in your position, compensation, authority, duties or responsibilities;

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(b) a material failure by the Company to comply with the provisions of this Agreement or any other written agreement between you and the Company, including any failure to pay compensation and benefits;

(c) the transfer of your headquarters to a place outside the Cleveland, Ohio area without your prior written consent; or

(d) a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.      SEVERANCE. In the event that (a) you terminate your employment with the Company for a Failure by Company to Maintain Employment Conditions occurring within one year after a Change of Control, or (b) either before or after a Change of Control the Company terminates your employment with the Company without Cause (other than by reason of your death or disability), then, in such event, and without abrogating or limiting any other rights or remedies you or the Company may have under this Agreement or any other agreements or at law or in equity, and provided that (i) you are not directly or indirectly employed by, providing services to, or financially supporting in any manner a direct competitor of the Company and (ii) you are not in material breach of this Agreement:

(a) the Company shall pay you your Base Salary for an additional period of 18 months following the last day of your employment with the Company;

(b) the Company shall on the last day of your employment with the Company, pay to you (x) your salary and earned and unused vacation pay through the last day of your employment with the Company, (y) unpaid reimbursable business expenses incurred by you through the last day of your employment with the Company and properly submitted for reimbursement, and (z) any earned but unpaid annual or periodic bonus compensation for the prior calendar year or relevant period; further, following the close of the current calendar year, or applicable period then in progress, the Company shall pay you any bonuses (if any) you would have earned had you remained in the employ of the Company for the calendar year or applicable period then in progress, prorated, as determined by the Board, for the portion of the year or applicable period you were employed and for the level of achievement of the performance criteria of the applicable bonus plan;

(c) for an additional period of 18 months following the last day of your employment with the Company, the Company shall continue medical and dental benefits, life insurance, long term disability, and automobile expenses under the executive automobile program, at its expense, to you and/or your family at least equal to those which would have been provided to you and them in accordance with the plans, programs, practices and policies described in Section 5 of this Agreement if your employment had not ended, provided, however, that if you become reemployed with another employer and are eligible to receive medical benefits, other welfare benefits, life american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904 insurance, long term disability, or automobile benefits under or from another employer provided plan, the benefits described herein shall cease; and

(d) notwithstanding Section 10(b) of the Company’s stock option plan, the option granted to you pursuant to this agreement shall, to the extent then vested, continue to be exercisable for a period of two years after your termination, subject to the requirement of a Trigger Event and to expiration at end of the term of the option.

You acknowledge that your employment is “at will” and may be terminated at any time, subject to the payment of severance benefits as provided herein. The Company may condition its payment to you of severance benefits on your execution of a reasonable mutual general release by you and the Company; provided, however, that such release shall not require you to release, or provide for your release of, any of your rights under this Agreement which survive the termination of your employment with the Company, and provided further that such release shall not require the Company to release, or provide for the release of, any of the Company’s rights under this Agreement which survive the termination of your employment with the Company. You shall not be required to seek other employment or take other action in order to mitigate your damages to be entitled to the benefits and payments under Section 10 of this Agreement. Except as otherwise specifically provided in Section 10(c) above with respect to your medical and dental benefits, life insurance, long term disability and automobile benefits, in the event that you become reemployed with another employer, the Company is not entitled to set off against such benefits and payments due or any other amounts of money payable to you under this Agreement any amounts earned by you in other employment after the termination of your employment with the Company or any amounts that you might or could have earned in other employment had you sought such other employment. The amounts of money payable to you under this Section shall not be treated as damages, but as severance compensation to which you are entitled by reason of your service with the Company and the termination of your employment pursuant to the provisions of this Agreement. As used in this Agreement, the term “direct competitor of the Company” shall mean an entity or any affiliate of an entity that is primarily engaged in the business of online distribution of greetings and/or related social expression products.

11.        SOLICITATION AND NON-DISPARAGEMENT. For a period of one (1) year following the termination of your employment with the Company for Cause or as a result of your resignation, or disability you agree not to solicit employees of the Company or its affiliates for employment, not to solicit any customers or strategic partners of the Company or its affiliates for a direct competitor of the Company and not to disparage the Company or its affiliates in any manner.

12.        COVENANT NOT TO COMPETE. You acknowledge that in your capacity as President and Chief Executive Officer, and through other duties assigned to you hereunder, you will be the Company’s representative with third parties and that you will have access to confidential information about the Company and that you will have access to other “proprietary information” (as defined in Section 13) acquired by the Company and its affiliates at the expense of the Company or its affiliates for use in its business.

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

You also acknowledge that you have substantial experience in the online greetings business and possess special, unique and extraordinary skills and knowledge in this field. Your management and operational services to the Company are special, unique and extraordinary and the success or failure of the Company is dependent upon your discharge of your duties and obligations. The period of time commencing as of the date hereof and ending on the effective date of the termination of your employment under this or any successor Agreement shall be referred to as the “Employment Period.” Accordingly, by execution of this Agreement:

(a) You agree that during the Employment Period and for a period of six months following your termination of employment for any reason (whether such termination shall be voluntary or involuntary) you shall not violate the provisions of Section (b), below. You agree that the six month period referred to in the preceding sentence shall be extended by the number of days included in any period of time during which you are or were engaged in activities constituting a breach of Section (b).

(b) During the time period specified in Section (a), in the United States of America you shall not directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any direct competitor of the Company (as defined above), other than through a passive ownership interest not exceeding 5% of the equity of a direct competitor.

(c) You expressly agree and acknowledge that this Section 12 is necessary for the Company’s protection because of the nature and scope of the Company’s business and your position with and services for the Company. Further, you acknowledge that, in the event of your breach of this Section 12, money damages will not sufficiently compensate the Company for its injury caused thereby, and you accordingly agree that in addition to such money damages you may be restrained and enjoined from any continuing breach of this Section 12 without any bond or other security being required by any court. You acknowledge that any breach of this Section 12 would result in irreparable damage to the Company.

(d) You expressly agree and acknowledge as follows:

(1) This Section 12 is reasonable as to time and geographical area and does not place any unreasonable burden upon you.

(2) The general public will not be harmed as a result of enforcement of this Section 12.

(3) You have requested or have had the opportunity to request that your personal legal counsel review this Section 12.

(4) You understand and hereby agree to each and every term and condition of this Section 12.

13.      PROPRIETARY INFORMATION

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(a) Upon termination of this Agreement for any reason, you shall immediately turn over to the Company any “proprietary information,” as defined below. You shall have no right to retain any copies of any material qualifying as “proprietary information” for any reason whatsoever after termination of your employment hereunder without the express written consent of the Company.

(b) It is understood and agreed that, in the course of your employment hereunder and through your activities for and on behalf of the Company, you will receive, deal with and have access to the Company’s and its affiliates’ proprietary information and that you hold such proprietary information in trust and confidence for the Company. You agree that you shall not, during the term of this Agreement or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, in any manner whatsoever, except when necessary or required in the normal course of your employment hereunder and for the benefit of the Company or with the express written consent of the Company, any of the Company’s proprietary information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to the Company’s business.

(c) For purposes of this Agreement, “proprietary information” means and includes, without limitation, the following: the identity of clients or customers or potential clients or customers of the Company or its affiliates; any written, typed or printed lists or other materials identifying the clients or customers of the Company or its affiliates; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the techniques, programs, methods or contacts employed by the Company or its affiliates in the conduct of its business; any lists, documents, manuals, records, forms, or other materials used by the Company or its affiliates in the conduct of its business; any descriptive materials describing the methods and procedures employed by the Company or its affiliates in the conduct of its business; and any other secret or confidential information concerning the Company’s or its affiliates’ business or affairs. The terms “list”, “document” or their equivalent, as used in this Section, are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the “list” or “document” whether or not such compilation has been reduced to writing.

(d) Nothing contained herein shall be construed as restricting or creating any liability for the disclosure, communication, or use of information that you can show, by clear and convincing evidence: (i) is or becomes publicly known through no wrongful act or omission of the yours, (ii) is received by you from a party who is under no confidential obligation to the Company or any of its affiliates with respect thereto, unless such person received the information as a result of a breach known (or that should have been known) to you of an agreement similar to this Agreement, (iii) is independently developed by you outside the scope of your employment and without the use of any facility of the Company or its affiliates prior to the receipt of such information, or (iv) is disclosed without restriction as required by law or legal process.

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(e) The terms and conditions of this Agreement are confidential and shall not be disclosed by either party hereto, except to their respective representatives and advisors, others with a reasonable need to know (including, without limitation, the Company’s direct and indirect parent company and their advisors and principals and representatives of any parties considering an investment in or acquisition of the Company) and as required by law, regulation or court order. You acknowledge that the Company shall have no restriction on disclosing this agreement in connection with any filing with the Securities and Exchange Commission or other governmental authority.

14. RIGHT	TO INTELLECTUAL PROPERTY AND NEW IDEAS; ASSIGNMENT.

(a) You shall disclose promptly to the Company any and all inventions, discoveries, improvements, patentable or copyrightable works and other intellectual property and trade secrets initiated, conceived or made by you, either alone or in conjunction with others, during your employment (whether during or after business hours and whether or not with the use of Company property) and related to the business or activities of the Company or its affiliates, and you hereby assign all of your right, title and interest therein to the Company or its nominee; whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain letters patent, trademarks, copyrights or other intellectual property protection of the United States or any foreign country, or otherwise protect the Company’s best interest therein.

(b) In the event Company is unable for any reason whatsoever to secure your signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, you hereby irrevocably designate and appoint Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in your behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by you. You hereby waive and quitclaim to Company any and all claims of any nature whatsoever which you may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(c) You agree that any copyrights in work produced by you during the term of your employment by the Company or its affiliates which relates to past, present or foreseeable business, products, developments, technology or activities of the Company or its affiliates shall be considered as a “work for hire” and shall belong solely to the Company.

(d) The obligations of this Section 14 shall continue beyond termination of your employment with respect to inventions, discoveries, improvements, patentable or american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904 copyrightable works and other intellectual property and trade secrets initiated, conceived or made by you during your employment and shall be binding upon your assigns, executors, administrators and other legal representatives.

15.      MISCELLANEOUS.

(a) Each party hereby agrees to cooperate with the other and to execute and deliver all such additional documents and instruments, and to take all such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

(b) Except as otherwise provided in this Agreement, all notices requests, consents, and other communications required or permitted under this Agreement shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand delivered by personal delivery, or by Federal Express or similar courier service, or when transmitted by facsimile, or three (3) business days after being deposited in the United States mail, registered or certified mail, with postage prepaid, return receipt requested, addressed as follows:

If to the Company:

AmericanGreetings.com, Inc.

Three American Road

Cleveland, Ohio 44144

Attention: Chairman of the Board

If to the Executive:

Josef A. Mandelbaum

4285 University Parkway

Cleveland, Ohio 44118

or to such other address as either party may designate for himself or itself by notice given to the other party from time to time in accordance with the provisions of this Agreement.

(c) Except as otherwise expressly provided in this Agreement, this Agreement may not be assigned by you, whether by operation of law or otherwise, without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal and legal representatives, successors and assigns.

(d) No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude other or farther exercise thereof or the exercise of my other right or remedy. The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of this Agreement.

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(e) The headings of Sections and subsections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean, including, without limiting, the foregoing. This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party based on an attribution of drafting to either party. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

(f) Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

(g) All discussions, correspondence, and agreements heretofore had or made between the parties relating to the subject matter hereof, are superseded by and merged into this Agreement, which fully and completely expresses the agreement between the parties relating to the subject matter hereof, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement. Any modification of this Agreement may be made only by a written agreement signed by both of the parties to this Agreement.

(h) This Agreement is being executed and delivered in the State of Ohio, and the validity, construction, and enforceability of this Agreement shall be governed in all respects by the domestic laws of the United States and the State of Ohio applicable to agreements made and to be performed entirely within the State of Ohio without regard to the conflicts of laws principles of the State of Ohio or any other state. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Ohio state court or Federal court of the United States of America sitting in Cuyahoga County, Ohio, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Ohio state or Federal court sitting in Cuyahoga County, Ohio. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(i) This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904

(j) The parties represent and warrant to each other that they have read this Agreement in its entirety, that they understood; the terms of this Agreement and understand that the terms of this Agreement are legally enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into this Agreement freely and voluntarily, that they intend to and shall be legally bound by this Agreement and that they have fall power, right, authority, and competence to enter into and execute this Agreement

Please acknowledge your acceptance of the terms and conditions specified above by signing the enclosed duplicate copy of this Agreement on the line below and returning it to me.

Sincerely,

AmericanGreetings.com, Inc.

By:	/s/ James C. Spira
James C. Spira
Chairman

I hereby acknowledge my acceptance of the terms and conditions of this Agreement to be effective as of February 4, 2000.

/s/ Josef A. Mandelbaum
Josef A. Mandelbaum

american greetings.com • three american road, cleveland, ohio, 44144-2301 • phone: 216-889-5000 • fax: 216-889-5904